Exhibit 99.2

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

Phone (510) 665-7257

Email: mostrach@dynavax.com

DYNAVAX PRICES PUBLIC OFFERING OF COMMON STOCK

BERKELEY, Calif. – October 28, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the pricing of an underwritten public offering of 23,000,000 shares of its common stock at a price to the public of $1.70 per share. The gross proceeds to Dynavax from this offering are expected to be approximately $39.1 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Dynavax. Jefferies & Company, Inc. is acting as sole book-running manager for the offering. Wedbush PacGrow Life Sciences and Cowen and Company, LLC are acting as co-managers for the offering. Dynavax has granted the underwriters a 30-day option to purchase up to an aggregate of 3,450,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about November 2, 2010, subject to customary closing conditions.

Dynavax anticipates using the net proceeds from the offering to fund its development activities for its lead program, HEPLISAVTM, a Phase 3 investigational hepatitis B vaccine, and for other general corporate purposes, including working capital.

The securities described above are being offered by Dynavax pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on October 4, 2010. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines.

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